EXHIBIT 4.1

FORM OF

 AUCTION AGREEMENT

aShareX Fine Art, LLC

Attention: Eric Arinsburg, CFO

Email: eric@asharex.com

This Auction Agreement (“Agreement”) is made as of the date set forth below by and between the undersigned (“Bidder” or “you”) and aShareX Fine Art, LLC, a Delaware series limited liability company (the “Company” or “we” or “us” or “our”).  By executing this Agreement, you are participating in an auction (the “Auction”) to be held at the place, time and date listed in the Annex A.  You will participate by utilizing the proprietary Auction Platform licensed to the Company by aShareX, Inc.  If you submit a winning bid for the Artwork, you agree to purchase Class A Shares (the “Shares”) to be issued to you in the Series we have formed and which is identified in the Annex A (the “Series”) upon the closing (the “Closing”) of the Offering for the shares.  You will be so notified by the Company (by email and through the Investor Platform through which you are a registered user) and such notification will advise you of (i) the amount you are required to fund (this amount will have been indicated on your auction screen upon submitting the winning bid, subject to minor adjustment to avoid the issuance of fractional shares), and (ii) the number of Shares you are purchasing.

PLEASE READ THE FOLLOWING CLOSELY AS THESE TERMS ARE BINDING ON YOU

1. Review of Documentation. You agree that you have reviewed the Company’s Auction Rules and its form of Subscription Agreement, both available on the Investor Platform as of the date of this Agreement, and that, if you submit a winning bid, you agree to (i) execute a Subscription Agreement in substantially the same form as on the Investor Platform to subscribe for and purchase the Shares, and (ii) fund the purchase price for the Shares within five days of receiving the notice. You are not entitled to any Shares until you have completed these steps. Please read the Subscription Agreement carefully as it contains representations, warranties and covenants that will become legally binding on you should you submit a winning bid by virtue of incorporating those provisions by reference in this Agreement. Your obligations hereunder are irrevocable should you submit a winning bid and the Company accepts your Subscription Agreement and if you fail to comply with such obligations, the Company may exercise any and all available legal or equitable remedies available to it to recover damages for your breach and may institute arbitration proceedings pursuant to Section 5 below.

2. Description of Offering. The Offering is described in the Offering Circular that is available through the Investor Platform, as well as on the SEC EDGAR website at www.sec.gov. You confirm that you have read the Offering Circular, the Company’s Offering Statement and the exhibits attached thereto, including the Company’s Limited Liability Company Agreement and the Series Designation for the Series (together, the “Operating Agreement”), and that upon the execution of your Subscription Agreement and the performance of your obligations thereunder, you will become a member of the Company upon the Closing of the Offering and will be bound by the terms of the Operating Agreement. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to such terms in the Operating Agreement.

3. Binding Obligations. Your bid will become irrevocable and binding at the time of the Auction. No bid will become binding unless or until an Offering Statement is qualified pursuant to Regulation A with the SEC. In certain circumstances, we may be required to submit an amendment to our Offering Statement for qualification with the SEC before we may accept subscriptions for Shares. In such circumstances, any winning bid you submit will only be binding to the extent we obtain such further qualification. We have the right to reject or cancel your subscription, in whole or in part, whether or not we consummate the Offering. If we reject or cancel your subscription, we will refund to you amounts paid relating to such portion of the subscription that is rejected or cancelled, without interest. We will deduct third party processing fees, if any, from amounts refunded.

4. Representations, Warranties and Covenants. In addition to the foregoing, you represent, warrant and covenant as of the date of this Agreement and as of the Closing of the Offering should it occur that:

a. You are a “qualified purchaser” as defined in Regulation A under the Securities Act (a “Qualified Purchaser”) by confirming either:

•	You are an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and as described in detail in the Offering Circular (an “Accredited Investor”); or

•	The amount of your winning bid, together with any other amounts used to purchase other Class A Shares and any other equity interests in any other Series of the Company, does not exceed 10% of the greater of your annual income or net worth (excluding your primary residence and automobiles), in the case of natural persons, or 10% of the greater of your annual revenue or net assets at fiscal year-end (for non-natural persons).

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b. If you submit a winning bid, you can and will make each of the representations and warranties contained in Section 3 of the Subscription Agreement related to your subscription for the Shares, including those relating to investment intent and the Patriot Act, Anti-Money Laundering and OFAC.

c. You have had an opportunity to discuss the Artwork and the Series’ financial affairs with the Managing Member and to ask questions and receive answers regarding the terms and conditions of your potential investment. You acknowledge that you are making an investment decision based on the information in the Offering Circular, and except as set forth in the Offering Circular and herein, no representations or warranties have been made to you, or to your advisors or representatives, by the Company or others with respect to the business or prospects of the Series or its financial condition.

d. You agree to provide any additional documentation the Company may reasonably request, including documentation to allow the Company to form a reasonable basis that you qualify as an Accredited Investor or otherwise as a Qualified Purchaser (as those terms are defined above), or as may be required by the securities administrators or regulators of any state, to confirm that the you meet any applicable minimum financial suitability standards and have satisfied any applicable maximum investment limits.

e. You agree not to bid more than the spending or bidding limit established for you by the Company or in the case you are not an Accredited Investor, the Qualified Purchaser net income and net worth limitations set forth above. If you are a Benefit Plan Investor, you, together with all other Benefit Plan Investors, cannot own, or be deemed to beneficially own, 24.9% or more of the Shares in the Series.

5. Survival; Indemnification. All representations, warranties and covenants contained in this Agreement and the indemnification contained herein shall survive (a) the acceptance of this Agreement by the Company, (b) changes in the transactions, documents and instruments described herein which are not material or which are to your benefit, and (c) your death or disability. You hereby agree to indemnify, defend and hold harmless the Company, the Series and Managing Member and their respective officers, directors, employees, direct and beneficial owners and their successors and assigns, from and against any and all losses, claims, damages, liabilities, expenses (including attorneys’ fees and disbursements), judgments or amounts paid in settlement of actions arising out of or resulting from the untruth of any representation or warranty made by you herein or the breach of any representation, warranty or covenant herein made by you.

6. Incorporation of Subscription Agreement Provisions. Sections 11, 12 and 13 of the Subscription Agreement providing for, among other matters, the arbitration of disputes, waiver of jury trials, limitations on damages, governing law, notices and other material provisions are made a part of this Agreement and incorporated herein by this reference mutatis mutates. Please read these provisions carefully as they are legally binding on you. This Agreement and terms of the Subscription Agreement incorporated herein by reference constitute the entire agreement among the parties concerning the subject matter hereof and supersede all prior or contemporaneous agreements or understandings.

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IN WITNESS WHEREOF, the Bidder or its duly authorized representative has electronically executed and delivered this Auction Agreement by clicking “I Agree” above and acknowledge that all of the information contained herein and in the Investor Platform regarding the Bidder is true and correct.

                SIGNATURE:

[By clicking “I Agree”, I, the Subscriber, have read and understand the foregoing terms and have executed this Agreement intending to be legally bound.]

(Signature of Bidder or authorized officer)

ACCEPTED AND AGREED TO:

ASHAREX FINE ART, LLC

By:

Name:

Title:       Chief Executive Officer

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ANNEX A

Title of Artwork

Artist

Series: aShareX Fine Art Series ____________

Location, Date and Time of Auction

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